Exhibit 10.19

Nasdaq, Inc.
Change in Control Severance Plan
For Non-CEO Presidents, Executive Vice Presidents and Senior Vice Presidents
Effective November 26, 2013 (as amended December 6, 2022)

1.
Purpose. The Nasdaq Change in Control Severance Pay Plan (the “Plan”) has been established by Nasdaq, Inc. ( “Nasdaq” or “the Company”), effective as of November 26, 2013 (as amended December 6, 2022) (“Effective Date”) to promote the long-term financial interests of the Company and its shareholders by (i) providing key employees of the Company and its subsidiaries with assurances of fair and equitable treatment as well as severance benefits consistent with competitive practices in the event of a Change in Control of the Company and (ii) reducing the risk of departures and distractions of such employees in a Change in Control situation which would be detrimental to the Company and its shareholders.

2.	Definitions. As used in this Plan, the following terms shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of Nasdaq, Inc.

(b)
“Cause” means, for Executives employed in the United States, (i) the Executive’s conviction of, or pleading nolo contendere to, any crime, whether a felony or misdemeanor, involving the purchase or sale of any security, mail or wire fraud, theft, embezzlement, moral turpitude, or Nasdaq or its affiliates’ property (with the exception of minor traffic violations or similar misdemeanors); (ii) the Executive’s repeated neglect of his or her duties; or (iii) the Executive’s willful misconduct in connection with the performance of his or her duties. For Executives employed outside of the United States, “Cause” shall be defined consistent with the requirements of local law in the jurisdiction where the Executive is regularly assigned to work.

(c)	“Change in Control” means the first to occur of any one of the following events:

(i)
any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from Nasdaq), except a Person shall not include:

(A)	Nasdaq;

(B)
any Person who becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of Nasdaq’s then outstanding securities eligible to vote in the election of the Board (“Voting Securities”) as a result of a reduction in the number of Voting Securities outstanding due to the repurchase of Voting Securities by Nasdaq unless and until such Person, after becoming aware that such Person has become the beneficial owner of more than 50% of the then outstanding Voting Securities, acquires beneficial ownership of additional Voting Securities representing 1% or more of the Voting Securities then outstanding,

(C)	any trustee or other fiduciary holding securities under an employee benefit plan of Nasdaq, or

(D)	any entity owned, directly or indirectly, by the stockholders of Nasdaq in substantially the same proportions as their ownership of Voting Securities is or becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Securities (not including any securities acquired directly (or through an underwriter) from Nasdaq or the Companies;

(ii)	the date on which, within any twelve (12) month period (beginning on or after the Effective Date), a majority of the directors then serving on the Board are replaced by directors not endorsed by at least two-thirds (2/3) of the members of the Board before the date of appointment or election;
(iii)	there is consummated a merger or consolidation of Nasdaq with any other corporation or entity or Nasdaq issues Voting Securities in connection with a merger or consolidation of any direct or indirect subsidiary of Nasdaq with any other corporation, other than:

(A)	a merger or consolidation that would result in the Voting Securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving or parent entity) more than 50% of Nasdaq’s then outstanding Voting Securities or more than 50% of the combined voting power of such surviving or parent entity outstanding immediately after such merger or consolidation or

(B)	a merger or consolidation effected to implement a recapitalization of Nasdaq (or similar transaction) in which no Person, directly or indirectly, acquired more than 50% of Nasdaq’s then outstanding Voting Securities (not including any securities acquired directly (or through an underwriter) from Nasdaq or the Companies); or

(iv)	the consummation of an agreement for the sale or disposition by Nasdaq of all or substantially all of Nasdaq’s assets (or any transaction having a similar effect), provided that such agreement or transaction of similar effect shall in all events require the disposition, within any twelve (12) month period, of at least 40% of the gross fair market value of all of Nasdaq’s then assets; other than a sale or disposition by Nasdaq of all or substantially all of Nasdaq’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of Nasdaq in substantially the same proportions as their ownership of Nasdaq immediately prior to such sale.
Notwithstanding anything in this Plan to the contrary, to the extent any provision of this Plan would cause a payment or benefit not exempt from the requirements of Code Section 409A to be made because of the occurrence of a Change in Control, then such payment or benefit shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control (and other Executive rights that are tied to a Change in Control shall not be affected by this paragraph).

(d)	“Companies” shall mean Nasdaq or any of its affiliates.

(e)
“Disability” shall mean either (i) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Companies. The Executive shall be deemed disabled if he is determined to be (i) totally disabled by the Social Security Administration (or a similar governmental agency in the country where the Executive is regularly assigned to work) or (ii) disabled in accordance with a disability insurance program, provided such definition of disabled under the program complies with the definition of Disability hereunder. Otherwise, such Disability shall be certified by a physician chosen by Nasdaq and reasonably acceptable to the Executive (unless he is then legally incapacitated, in which case such physician shall be reasonably acceptable to the Executive’s authorized legal representative).

(f)	“Employing Entity” shall mean Nasdaq or the affiliate that employs the Executive.

(g)
“Executive” shall mean an individual who is either a Non-CEO President, an Executive Vice President or Senior Vice President of the Companies; provided, however that in no event shall an individual be eligible to participate in the Plan if the individual is covered under an active individual severance agreement entered into with the Companies.

(h)
“Good Reason shall mean the Employing Entity (i) reducing the Executive’s position, duties, or authority; (ii) failing to secure the agreement of any successor entity to the Company that the Executive shall continue in his or her position without reduction in position, duties or authority; or (iii) relocating the Executive’s principal work location beyond a 50 mile radius of his or her work location as of the date immediately preceding the date of a Change in Control; provided that no event or condition shall constitute Good Reason unless (A) the Executive gives the Employing Entity written notice specifying his or her objection to such event or condition within 90 days following the occurrence of such event or condition, (B) such event or condition is not corrected, in all material respects, by the Employing Entity in a manner that is reasonably satisfactory to the Executive within 30 days following the Employing Entity’s receipt of such notice and (C) the Executive resigns from his or her employment with the Employing Entity not more than 30 days following the expiration of the 30-day period described in the foregoing clause (B).

(i)
“Qualifying Termination” means a termination of Executive’s employment (i) by the Employing Entity other than for Cause or (ii) by Executive for Good Reason. Termination of Executive’s employment on account of death, Disability or voluntary termination other than for Good Reason shall not be treated as a Qualifying Termination.

3.
Payments Upon Termination of Employment following a Change in Control. If, within the period beginning on a Change in Control and ending two (2) years following such Change in Control, Executive’s employment with the Employing Entity terminates by the Employing Entity for a reason other than for Cause, or within the period beginning on a Change in Control and ending one (1) year following such Change in Control, Executive’s employment with the Employing Entity terminates by the Executive for Good Reason, Executive shall be entitled to the following payments and benefits subject to Section 3(e).

(a)	Severance. On the sixtieth (60th) day following the date of Executive’s Qualifying Termination, Nasdaq shall pay Executive a lump sum cash payment in accordance with the following schedule:

(i)	if Executive is a non-CEO President or an Executive Vice President (“EVP”) as of the Executive’s Qualifying Termination, then Executive’s lump sum cash payment shall be equal to the sum of (x) 200% of Executive’s annual salary at the rate in effect on the date of Executive’s Qualifying Termination and (y) 100% of Executive’s “Individual Target Award” (as that term is defined in the Nasdaq Inc. Executive Corporate Incentive Plan (the “Executive Incentive Plan”)) for the Plan Year (as that term is defined in the Incentive Plan) in which Executive’s Qualifying Termination occurs, or if such Individual Target Award has not yet been established for such Plan Year, 100% of Executive’s Individual Target Award for the Plan Year prior to the year in which the Qualifying Termination occurs.

(ii)	if Executive is a Senior Vice President (“SVP”) as of the Executive’s Qualifying Termination, then the Executive’s lump sum cash payment shall be equal to the sum of (x) 150% of Executive’s annual salary at the rate in effect on the date of Executive’s Qualifying Termination and (y) 100% of Executive’s “Individual Target Award” (as that term is defined in The Nasdaq Inc. Corporate Incentive Plan (the “Corporate Incentive Plan”)) for the Plan Year (as that term is defined in the Corporate Incentive Plan) in which Executive’s Qualifying Termination occurs, or if such Individual Target Award has not yet been established for such Plan Year, 100% of Executive’s Individual Target Award for the Plan Year prior to the year in which the Qualifying Termination occurs.

(b)
Incentive Compensation. Notwithstanding any provision of the Incentive Plan to the contrary, Nasdaq shall pay Executive on the sixtieth (60th) day following the date of Executive’s Qualifying Termination a lump sum cash payment equal to the sum of (i) any unpaid “Award” (as that term is defined in the Executive Incentive Plan or Corporate Incentive Plan, as applicable) which had been earned by Executive for a completed Plan Year and (ii) Executive’s “Pro-Rata Individual Target Award.” The term Pro-Rata Individual Target Award means in respect to the Plan Year during which Executive’s Qualifying Termination occurs an amount equal to the product of (i) Executive’s Individual Target Award for the Plan Year in which Executive’s Qualifying Termination occurs, or if such Individual Target Award has not yet been established for such Plan Year, 100% of Executive’s Individual Target Award for the Plan Year prior to the year in which the Qualifying Termination occurs and (ii) a fraction, the numerator of which equals the number of days from and including the first day of the Plan Year during which the Qualifying Termination occurred through and including the date of Executive’s Qualifying Termination.

(c)
United States Health and Welfare Benefits. Nasdaq shall pay to Executive on a monthly basis during the CIC Coverage Period a taxable monthly cash payment equal to the COBRA premium for the highest level of coverage available under the Employing Entity’s group health plans, but reduced by the monthly amount that Executive would pay for such coverage if the Executive was an active employee. “CIC Coverage Period” shall mean the period (I) commencing on the first day of the month following the Release and Covenants Effective Date (provided that if the 60 day period described in Section 3(e) below begins in one calendar year and ends in another, the CIC Coverage Period shall commence not earlier than January 1 of the calendar year following an Executive’s Qualifying Termination) and (II) ending on the earlier of (x) the expiration of 24 months from the first day of the CIC Coverage Period in the case of an Executive who is a non-CEO President or an EVP as of the Executive’s Qualifying Termination (the expiration of 18 months in the case of an Executive who is a SVP as of the Executive’s Qualifying Termination), and (y) the date that the Executive is eligible for coverage under the health care plans of a subsequent employer. The payments provided by this subparagraph (c) shall be conditioned upon the Executive being covered by the Company’s health care plans immediately prior to the Executive’s Qualifying Termination. The foregoing payments are not intended to limit or otherwise reduce any entitlements that Executive may have under COBRA.

(d)
Non-United States Health and Welfare Benefits. Executives employed outside the United States shall receive a taxable monthly cash payment equivalent to the Employing Entity’s share of the cost of the highest level of coverage available under the Employing Entity’s group health plans during the CIC Coverage Period unless otherwise required by applicable local law.

(e)
Outplacement Services. Nasdaq shall provide Executive with outplacement services suitable to Executive’s position during the “Outplacement Coverage Period”; provided that if such outplacement services are provided by a third party, Nasdaq shall pay the cost of such outplacement services to the third party, up to a maximum amount of $50,000, no later than the last day of the third calendar year following the calendar year in which such Qualifying Termination occurs. The “Outplacement Coverage Period” shall mean the period (I) commencing on the first day of the month following the Release and Covenants Effective Date (provided that if the 60 day period described in Section 3(e) below begins in one calendar year and ends in another, the CIC Coverage Period shall commence not earlier than January 1 of the calendar year following an Executive’s Qualifying Termination) and (II) ending on the earlier of (x) the expiration of 12 months from the first day of the Outplacement Coverage Period or, if earlier, (y) the date the Executive first accepts an offer of employment.

(f)
Release and Restrictive Covenants. Notwithstanding anything to the contrary in this Agreement, receipt of benefits under Section 3 shall be contingent upon (i) Executive executing and delivering to Nasdaq a general release of claims following the date of the Executive’s Qualifying Termination, in substantially the form attached as Exhibit A (“Release”) that, within 60 days of the Executive’s Qualifying Termination, has become irrevocable by the Executive and (ii) Executive executing and delivering to Nasdaq a restrictive covenants and cooperation agreement, in substantially the form attached as Exhibit B (“Covenants”) that, within 60 days of the Executive’s Qualifying Termination, has become irrevocable by the Executive. The date on which the Release and Covenants become irrevocable under this subparagraph (i) shall be referred to as the Release and Covenants Effective Date. If Executive fails to timely execute and deliver to Nasdaq the Release and Covenants, Nasdaq shall have no obligation to pay or provide the benefits provided under this Section 3 to the Executive. Executives employed outside of the United States will be required to execute comparable agreements consistent with the requirements of local law.

4.
Special Provisions for Executives Employed Outside of the United States: The severance payment under this Plan includes all contractual and statutory payments that the Executive is entitled to upon termination or during or in respect of his/her notice period, including but not limited to:

i.	salary, pension, bonus, etc., payable in a notice period or in lieu of notice,

ii.	all severance payments payable under statute or collective or other agreements, and

iii.	compensation for untaken holiday.

Any part of the severance payment payable under this Plan which - pursuant to law or collective or other agreement - is to be paid into a public holiday fund, or pension scheme, etc., will be withheld by the Employing Entity and paid towards the relevant holiday fund or pension scheme, etc. The severance payment will be treated as advance payment for any compensation or awards which may be made to the employee by any court or tribunal (although no admission of liability in relation to any such compensation or award is made).
If the gross value of the Executive’s contractual and statutory rights pertaining to termination of employment exceeds the severance payment under this Plan, the Executive will be entitled to receive his or her contractual and statutory rights (less any applicable deductions for income tax withholding and Executive’s social taxes) instead of the severance payment under this Plan. In no event will the Executive be entitled to receive severance payments under this Plan in addition to other statutory or contractual entitlements payable in connection with the termination of employment.

5.
Withholding Taxes.  Nasdaq may withhold from all payments or benefits due to Executive hereunder or under any other plan or arrangement of the Companies all taxes which, by applicable federal, state, local or other law, Nasdaq determines it is required to withhold therefrom.

6.
Best Net. In connection with the excise tax imposed by Section 4999 of the Internal Revenue Code (“Code”), as amended, the Nasdaq will provide for the “Best Net” so that Executive’s aggregate severance payments and benefits would be reduced to $1.00 less than that amount which would trigger the Code Section 4999 excise tax if such reduction would result in such Executive receiving a greater after-tax benefit than Executive would receive if the full severance benefits were paid (i.e., the aggregate severance payments and benefits that Executive receives will be either the full amount of severance payments and benefits or an amount of severance payments and benefits reduced to the extent necessary so that Executive incurs no excise tax, whichever results in Executive receiving the greater amount, taking into account applicable federal, state and local income, employment and other applicable taxes, as well as the excise tax).

7.
Code Section 409A. To the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A. The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A). Notwithstanding anything contained herein to the contrary, for all purposes of this Plan, Executive shall not be deemed to have had a termination of employment until Executive has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h) and, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, payment of the amounts payable under the Plan that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day after the expiration of such six-month period, plus interest thereon, at a rate equal to the applicable “Federal short-term rate” (as defined in Code Section 1274(d)) for the month in which such date of termination occurs, from the respective dates on which such amounts would otherwise have been paid until the actual date of payment. In addition, for purposes of the Plan, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A. With respect to expenses eligible for reimbursement under the terms of this Plan, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

8.
Waiver of Breach. No waiver by any party hereto of a breach of any provision of the Plan by any other party, or of compliance with any condition or provision of the Plan to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such parry of the right to take action at any time while such breach continues

9.
Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however that no amendment of the Plan which is adopted on or after a Change in Control or during the 180-day period immediately preceding a Change in Control shall directly or indirectly adversely affect any Executive’s rights and benefits under the Plan without the written consent of that Executive and further provided, that the upon and after a Change in Control, the Plan may not be terminated prior to the second anniversary of the occurrence of such Change in Control.

10.
Administration. The Committee shall be responsible for administering this Plan. The Committee may employ attorneys, consultants, accountants, agents and other individuals, any of whom may be an employee of Nasdaq, and the Committee, Nasdaq, and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Executives, the Companies, and all other interested individuals.

11.
Binding Agreement; Successors. In the event of any Change in Control, the provisions of this Plan shall be binding upon the surviving corporation, and such surviving corporation shall be treated as Nasdaq hereunder. This Plan shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive’s estate.

12.
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

13.
Unfunded Plan. Executives shall have no right, title or interest whatsoever in or to any investments that the Companies may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Companies and any Executive, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Companies. All payments to be made hereunder shall be paid from the general funds of Nasdaq, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

14.
Governing Law and Miscellaneous. The law of the State of New York shall govern this Plan without giving effect to its conflict of law principles. Should a court of competent jurisdiction find that any provision of this Plan is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties. The normal rules of construction hold that all ambiguities are construed against the drafting party will not apply to the interpretation of this Plan.

Exhibit A
UNITED STATES GENERAL EXECUTIVE RELEASE AND WAIVER1
Reference is made to The Nasdaq Change in Control Severance Plan for Non-CEO Presidents, Executive Vice Presidents and Senior Vice Presidents (the “CIC Plan”) that has been established by The Nasdaq, Inc. (“Nasdaq”), effective as of November 26, 2013 (as amended December 6, 2022) and under which (“Executive”) is covered. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the CIC Plan.
FOR GOOD AND VALUABLE CONSIDERATION, as set forth in the CIC Plan (which is incorporated herein by reference as if set forth fully herein and made a part hereof), the receipt, sufficiency and adequacy of which is hereby acknowledged by Executive’s signature below, Executive agrees as follows:

1.
Acknowledgment and Release. Executive hereby accepts the separation package provided under the CIC Plan and hereby releases, discharges, and agrees to hold harmless the Companies, their predecessors, successors, their boards of directors and their members, employees, officers, parent, shareholders, employee benefit plans and their Plan Administrators, trusts, trustees, heirs, successors, and assigns (hereinafter referred to in this Release collectively as the “Releasees”), from all claims, liabilities, demands, and causes of action at law or equity, known or unknown, fixed or contingent, which Executive have, may have, will have, or claim to have against the Releasees as a result of Executive’s employment and/or this separation and the conclusion of Executive’s employment with the Releasees at any time up to and including the date of the execution of this General Executive Release and Waiver, excluding all claims that arise out of an asserted breach of the CIC Plan. Executive’s agreement pursuant to this General Executive Release and Waiver is hereinafter referred to as the “Release”. This includes, but is not limited to, claims arising under federal, state, or local laws prohibiting employment discrimination, including Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), the Employment Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the District of Columbia Human Rights Act, as amended, the Maryland Human Relations Act, the New York Executive Law, as amended, the New York City Administrative Code, as amended, the New York Labor Law, as amended, the District of Columbia Wage Payment and Wage Collection Law, as amended, the Maryland Wage Payment and Collection Act, as amended, claims growing out of any legal restrictions on an employer’s right to terminate its employees in any jurisdiction, such as claims for wrongful or constructive discharge, breach of any express or implied contract, and/or any claims on any basis whatsoever regarding Executive’s status, pay, position, or title while employed by the Releasees. Excluded from this Release are claims which cannot be lawfully waived, including the right to file an administrative charge of discrimination with federal or state agencies. Executive is, however, waiving all rights to monetary recovery in connection with any such charge.

Executive specifically promise not to sue the Releasees in any forum for any of the above-mentioned claims, except that Executive may bring a lawsuit to challenge the validity of this letter agreement under the Age Discrimination in Employment Act (“ADEA”). If Executive violates this covenant, Executive will be required to pay the Releasees’ defense costs, including its reasonable fees; alternatively, at Nasdaq’s option, Nasdaq’s remaining obligations to pay severance money and/or benefits under the CIC Plan shall cease, and Executive will be required to repay to Nasdaq upon demand all but $100.00 (one hundred dollars) of the payments and other benefits Executive received under the CIC Plan. The above payment/repayment provisions do not apply in the event Executive sues the Releasees under the ADEA.

2.
Governing Law. The law of the State of New York shall govern this Release without giving effect to its conflict of law principles. Should a court of competent jurisdiction find that any provision of this Release is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties. The parties agree that the normal rule of construction that holds that all ambiguities are construed against the drafting party will not apply to the interpretation of this Release.

[1]	Executives assigned outside the United States shall be required to execute a comparable version of this agreement consistent with local law of the jurisdiction where the Executive is assigned.
3.	Headings. We further acknowledge that the headings in this Release are for convenience only and have no bearing on the meaning of this Release.

4.
Time to Consider. Executive acknowledges that Executive has been advised that Executive has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of the Release and do hereby knowingly and voluntarily waive said given twenty-one day period. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE READ THE RELEASE CAREFULLY, HAVE BEEN ADVISED BY NASDAQ TO, AND HAVE IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST THE RELEASEES AS DESCRIBED HEREIN. YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE AND AGREE TO ALL OF ITS TERMS VOLUNTARILY.

5.
Revocation. Executive shall have seven (7) days from the date of Executive’s execution of the Release to revoke the Release, with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes the Release, Nasdaq will not be obligated to honor its obligations under the CIC Plan.

6.	No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Releasees.

7.
Coordination with Executive Restrictive Covenants and Cooperation Agreement. In addition to the timely submission to Nasdaq of an executed Release, Executive acknowledges and agrees that the payment of any benefits under the CIC Plan to the Executive also is contingent upon the Executive’s timely submission to Nasdaq of an executed Executive Restrictive Covenants and Cooperation Agreement in substantially the form attached as Exhibit B to the CIC Plan. Executive acknowledges that the Executive’s failure to submit to Nasdaq on a timely basis an executed Executive Restrictive Covenants and Cooperation Agreement shall Waiver shall cause the Companies’ obligation to make the payments and/or provide the benefits referred to in the CIC Plan to immediately cease.

If Executive agrees to the foregoing, please sign the enclosed copy of this Release in the space provided below and return it to me.

Very truly yours,

Nasdaq, Inc.

By:
By signing below, I,                     , certify that I have read, carefully reviewed, fully understand, and agree to all the provisions of this Release, which, along with the CIC Plan, Restrictive Covenants Agreement and any award agreements I entered into under the Equity Plan sets forth the entire agreement and understanding between Nasdaq and me. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in such documents.

Date:

cc: People @ Nasdaq
Office of General Counsel

Exhibit B
UNITED STATES EXECUTIVE RESTRICTIVE COVENANTS AND COOPERATION AGREEMENT2
Reference is made to The Nasdaq Change in Control Severance Plan for Executive Vice Presidents and Senior Vice Presidents (the “CIC Plan”) that has been established by Nasdaq, Inc.(“Nasdaq”), effective as of November 26, 2013 and under which                      (“Executive”) is covered. Capitalized terms not defined herein shall have the meaning ascribed to such terms in the CIC Plan.
FOR GOOD AND VALUABLE CONSIDERATION, as set forth in the CIC Plan (which is incorporated herein by reference as if set forth fully herein and made a part hereof), the receipt, sufficiency and adequacy of which is hereby acknowledged by Executive’s signature below, Executive agrees as follows:

1.
Acknowledgment and Agreement. Executive hereby accepts the separation package provided under the CIC Plan and hereby agrees to the provisions set forth in this Executive Restrictive Covenants and Cooperation Agreement (“Agreement”). Executive acknowledges that failure to submit to Nasdaq and executed Agreement during the time period specified in Section 7 of this Agreement shall cause the Companies’ obligation to make the payments and/or provide the benefits referred to in the CIC Plan to immediately cease.

2.
Return of Nasdaq Property. Executive agrees to promptly return all property of the Companies to Executive’s manager. This includes (i) all documents, data, materials, details, and copies thereof in any form (electronic or hard copy) that are the property of the Companies or were created using the Companies resources or during any hours worked for the Companies including, without limitation, any data referred to in Section 5 of this Agreement and (ii) all other property of the Companies including, without limitation, all computer equipment, and associated passwords, property passes, keys, hardware keys, credit cards, and identification badges.

3.
Non-solicitation of Employees. Executive agrees that Executive shall not directly recruit or solicit any current employee of the Companies to leave the employ of the Companies for one year following the date of Executive’s Qualifying Termination. The term “directly” as used in this Section 3 shall mean that Executive shall not initiate such discussions with a current employee of the Companies.

4.
Post-termination Cooperation. Executive agrees to cooperate with the Companies and to provide all information that the Companies may hereafter reasonably request with respect to any matter involving Executive’s present or former relationship with the Companies, the work Executive has performed, or present or former employees of the Companies so long as such requests do not unreasonably interfere with any other job or important personal activity in which Executive is engaged. Nasdaq agrees to reimburse Executive for all reasonable out-of-pocket costs Executive incurs in connection therewith.

5.
Non-disclosure of Proprietary Information. Executive agrees that, with regard to all confidential technical, business, tax, financial or proprietary knowledge and information Executive has obtained while employed by any of the Companies (“Proprietary Information”), Executive will not at any time disclose any such Proprietary Information to any person, firm, corporation, association, governmental agency, employee, or entity or use any such Proprietary Information for Executive’s own benefit or for the benefit of any other person, firm, corporation or other entity, except the Companies and except as may be required by court order or subpoena. Executive agrees to notify the Nasdaq Office of General Counsel at the address noted in the CIC Plan as soon as practicable after Executive’s receipt of such a court order or subpoena. For purposes of this letter

[2]	Executives assigned outside the United States shall be required to execute a comparable version of this agreement consistent with local law of the jurisdiction where the Executive is assigned.

agreement, the term “Proprietary Information” does not include information that is in the public domain. For purposes of this letter agreement, the term “Proprietary Information” shall include, but not be limited to, non-public aspects of all information about or relating to the Companies which:

i.	relates to specific matters such as trade secrets, pricing and advertising techniques or strategies, research and development activities, software development, market development, exchange registration, the Companies’ costs, expenses, human resources or other employment issues, matters relating to pending litigation, any matters pertaining to pending, past or future mergers, studies, market penetration plans, listing retention plans and strategies, marketing plans and strategies, financial information, communication and/or public relations products, plans, programs, and strategies, financial formulas and methods relating to the Companies’ business, computer software programs, accounting policies and practices, tax information, information from and about tax returns, tax strategies, policies and methods, and all strategic plans or other matters, strategies, and financial or operating information pertaining to clients, lenders, customers, counsel, or transactions as they may exist from time to time which Executive may have acquired or obtained directly or indirectly by virtue of Executive’s employment with any of the Companies; and/or,

ii.	is known to Executive from Executive’s confidential employment relationship with the Companies.
The information described above shall be presumed to constitute “Proprietary Information,” except to the extent that the same information: (i) was known to Executive prior to Executive’s employment with the Companies as evidenced by written records in Executive’s possession prior to such disclosure; (ii) was lawfully disclosed to Executive following the end of Executive’s employment with the Companies by a third party under no obligation of confidentiality; and (iii) is generally known and available to all persons in the securities industry.

6.
Non-disparagement. Executive agrees that Executive shall not issue, circulate, publish or utter any false or disparaging, statement, remarks, opinions or rumors about Nasdaq or its shareholders or any of the Companies unless giving truthful testimony under subpoena or court order. Notwithstanding the preceding or any other provision of this letter agreement to the contrary, Executive may provide truthful information to any governmental agency or self-regulatory organization with or without subpoena or court order. With the exception of communications made in a private corporate communication as an employee or consultant with regard to a listing decision of Executive’s employer or Executive’s consulting client, Executive agree that public communications regarding a preference for listing a security on a market other than Nasdaq, that the quality of Nasdaq as a securities market is in any way inferior to any other securities market or exchange, and/or that the regulatory efforts and programs of Nasdaq or the NASD are or have been lax in any way, are specifically defined as disparaging and will constitute a material breach of this Plan by Executive. Notwithstanding the foregoing, nothing in this Section 5 shall prevent Executive from making good faith, factual and truthful statements related to listing on Nasdaq as long as Executive’s statements are not based on Proprietary Information.

7.
Non-compete. Executive agrees that for one year following the date of Executive’s Qualifying Termination, Executive will not, directly or indirectly, (i) engage in any “Competitive Business” (as defined below) for Executive’s own account, (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business, (iii) acquire a financial interest in, or otherwise become actively involved with, any person engaged in a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between Nasdaq and customers or suppliers of Nasdaq. For purposes of this Agreement, “Competitive Business” shall mean (x) any national securities exchange registered with the Securities and Exchange Commission, (y) any electronic communications network or (z) any other entity that engages in substantially the same business as Nasdaq, in each case in North America or in any other location in which Nasdaq operates.

8.
Breach of Agreement. If Executive materially breaches or threatens to materially breach Executive’s obligations in set forth in this Agreement and/or commence a suit or action or complaint in contravention of the Release attached as Exhibit A to the CIC Plan, Executive acknowledges that the Companies’ obligation to make the payments and/or provide the benefits referred to in the CIC Plan shall immediately cease, and that the Companies shall have, in addition to all other rights or remedies provided in law or in equity by reason of Executive’s material breach, the right to seek the return of all payments and benefits paid pursuant to the CIC Plan unless prohibited by applicable law or regulation. Executive specifically agrees and acknowledges that the Companies, after affording Executive reasonable, written notice of the material breach or threatened material breach of this Agreement or the Release of the reasonable opportunity to cure, has the right to cease performing their obligations under the CIC Plan in advance of any determination of material breach by a court of competent jurisdiction. If the Companies cease performing their obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that such action was without right, the Companies agree to pay Executive all monies thus withheld plus simple interest at the prime rate in effect at the time the payments ceased and Executive’s reasonable costs and expenses incurred in such action (including attorney fees), and Executive agrees to accept this as Executive’s exclusive remedy therefore, as follows: any benefit under Sections 3(a) and 3(b) of the CIC Plan, as applicable, that are otherwise to be paid in a single lump sum payment, shall, to the extent not otherwise previously paid to Executive, be paid to Executive in full (together with applicable interest) no later than the end of Executive’s first taxable year in which such determination is made. Any reimbursement to Executive of the reasonable costs and expenses incurred in such action shall be made no later than March 15 following the end of the calendar year in which the final decision relating to such action is rendered. If the Companies cease performing their obligations due to such material breach or threatened material breach and a court of competent jurisdiction later determines that a breach occurred and that such action was thus appropriate and permitted under this Plan, Executive agrees to pay, in addition to such other costs as the court may direct, all of the Companies’ reasonable costs and expenses, including attorney’s fees, unless prohibited by applicable law or regulation.

9.
Time to Consider and Execute. Executive acknowledges that Executive has been advised that Executive has twenty-eight (28) days from the date of receipt of this Agreement (“Executive Period”) to consider all the provisions of the Agreement and to execute this Agreement and return it to Nasdaq.

10.
Coordination with General Executive Release and Waiver. In addition to the timely submission to Nasdaq of an executed Agreement, Executive acknowledges and agrees that the payment of any benefits under the CIC Plan to the Executive also is contingent upon the Executive’s timely submission to Nasdaq of an executed General Executive Release and Waiver in substantially the form attached as Exhibit A to the CIC Plan. Executive acknowledges that the Executive’s failure to submit to Nasdaq on a timely basis an executed General Executive Release and Waiver shall cause the Companies’ obligation to make the payments and/or provide the benefits referred to in the CIC Plan to immediately cease.

If Executive agrees to the foregoing, please sign the enclosed copy of this AGREEMENT in the space provided below and return it to me.

Very truly yours,

Nasdaq, Inc.

By:

By signing below, I,                     , certify that I have read, carefully reviewed, fully understand, and agree to all the provisions of this AGREEMENT, which, along with the CIC Plan, General Executive Release and Waiver, and any award agreements I entered into under the Equity Plan sets forth the entire agreement and understanding between Nasdaq and me. I acknowledge that I have not relied upon any representation or statement, written or oral, not set forth in such documents.

Date:

cc: People @ Nasdaq
Office of General Counsel